As filed with the Securities and Exchange Commission on April 9, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Venus Concept Inc.
(Exact name of Registrant as specified in its charter)

Delaware	06-1681204
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

235 Yorkland Blvd, Suite 900, Toronto, Ontario	M2J 4Y8
(Address of Principal Executive Offices)	(Zip Code)

Venus Concept Inc. 2019 Incentive Award Plan
(Full Title of the Plan)

Michael Mandarello
Head of Legal and Corporate Secretary
Venus Concept Inc.
235 Yorkland Boulevard, Suite 900
Toronto, Ontario M2J 4Y8
(877) 848-8430
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard Raymer, Esq.
Dorsey & Whitney LLP
161 Bay Street, Suite 4310
Toronto, ON M5J 2S1
Telephone: (416) 367-7388

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum OfferingPrice Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.0001 par value per share
Shares reserved for future grant under the 2019 Plan	2,142,045(3)	$2.33	$4,990,964.85	$544.51

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Venus Concept Inc. 2019 Incentive Award Plan (the “2019 Plan”), by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future issuance under the 2019 Plan are based on the average of the high and the low price of the Registrant’s common stock as reported on The NASDAQ Global Market on April 6, 2021.

(3)
Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2019 Plan on January 1, 2021 pursuant to an “evergreen” provision contained in the 2019 Plan. Pursuant to such provision, on January 1 of each year from 2020 until 2029, the number of shares authorized for issuance under the 2019 Plan is automatically increased by the lesser of (a) four percent (4%) of the shares of the Registrant’s Common Stock outstanding on the last day of the immediately preceding fiscal year and (b) such smaller number of shares of the Registrant’s Common Stock as determined by the Board.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plan are exercised and/or vest.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 2,142,045 shares of Common Stock of Venus Concept Inc. (the “Registrant”) issuable under the Venus Concept Inc. 2019 Incentive Award Plan (the “2019 Plan”), none of which have been issued as of the date of this Registration Statement. These additional shares of Common Stock are securities of the same class as other securities for which original registration statements on Form S-8 was filed with the Securities and Exchange Commission (the “SEC”) on December 13, 2019 (File No. 333-235480) and remains effective.

These additional shares of Common Stock have become reserved for issuance as a result of the operation of the automatic annual increase provision of the 2019 Plan. The 2019 Plan provides that the total number of shares subject to such plan will be increased annually on the first day of each year, beginning in 2020 and ending in 2029, by an amount equal to the lesser of (A) four percent (4%) of the shares of the Registrant’s Common Stock outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of Shares as determined by the Board of Directors.

INCORPORATION BY REFERENCE OF CONTENTS
OF REGISTRATION STATEMENTS ON FORM S-8

Pursuant to General Instruction E of Form S-8, the contents of the Registration Statements on Form S-8 filed with the SEC on December 13, 2019 (File No. 333-235480) and August 14, 2020 (File No. 333-246083) are incorporated by reference herein.

Item 8.	Exhibits.

Reference is made under this Item 8 to the exhibit index included in this Registration Statement.

Exhibit Index

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date	Number	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation.	8-K	10-17-17	3.1

4.2	Certificate of Amendment of Certificate of Incorporation.	8-K	11-7-19	3.1

4.3	Second Amended and Restated Bylaws.	8-K	11-7-19	3.2

4.4	Description of Securities.	10-K	3-29-21	4.1

4.5	Form of Common Stock Certificate.	S-1/A	9-18-17	4.2

4.6	Venus Concept Inc. 2019 Incentive Award Plan. #	8-K	11-7-19	10.21

4.7	Form of Stock Option Grant Notice and Stock Option Agreement under the 2019 Incentive Award Plan. #	10-K	3-30-20	10.24

5.1	Opinion of Dorsey & Whitney LLP.				X

23.1	Consent of MNP LLP, independent registered public accounting firm.				X

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).				X

24.1	Power of Attorney. Reference is made to the signature page to the Registration Statement.				X

#	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Province of Ontario, Canada, on this 9th day of April, 2021.

Venus Concept Inc.

By:	/s/ Domenic Serafino
Domenic Serafino
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Domenic Serafino and Domenic Della Penna and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Domenic Serafino	Chief Executive Officer and Director (Principal Executive Officer)	April 9, 2021
Domenic Serafino

April 9, 2021
/s/ Domenic Della Penna	Chief Financial Officer (Principal Financial and Accounting Officer)
Domenic Della Penna

/s/ Scott Barry	Chairman and Director	April 9, 2021
Scott Barry

/s/ Garheng Kong	Director	April 9, 2021
Garheng Kong, M.D.

/s/ Louise Lacchin	Director	April 9, 2021
Louise Lacchin

/s/ Fritz LaPorte	Director	April 9, 2021
Fritz LaPorte

/s/ Anthony Natale	Director	April 9, 2021
Anthony Natale, M.D.

/s/ Keith Sullivan	Director	April 9, 2021
Keith J. Sullivan